Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
TOM VOGEL
(212) 339-0862

INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

Financial Security Assurance Inc. Issues Statement in Response to Announcement of Moody’s Downgrade of FSA from Aaa to Aa3 with Developing Outlook

New York, New York, November 21, 2008 – In response to Moody’s Investors Service’s (Moody’s) downgrade of bond insurer Financial Security Assurance Inc. (FSA) to Aa3 with developing outlook, Robert P. Cochran, chairman and chief executive officer of Financial Security Assurance Holdings (FSA Holdings or the Company) and Financial Security Assurance Inc. (FSA), said: “We disagree with Moody’s on a number of points and believe that the downgrade to Aa3 reflects hypotheses about future market and credit environments rather than the fundamental credit strength of the company. Based on its Special Comment on the financial guaranty industry published yesterday, it appears that Moody’s has moved in the direction of believing that no financial guaranty company can be rated Aaa.”

In its announcement, Moody’s said that the developing rating outlook for FSA reflects a potential positive movement in the Company’s financial and business profile post-acquisition by Assured Guaranty, assuming FSA is capitalized and positioned as an ongoing writer of high-quality financial guaranty insurance within the group. FSA continues to be rated AAA/Negative Watch by Fitch Ratings (Fitch) and Standard & Poor’s Ratings Services (S&P).

In the same rating action, Moody’s downgraded the debt ratings of FSA Holdings to A3 from Aa2.

Bond Insurance Continues to Play a Key Role in Public Finance Markets

Given the challenges that face public sector credits, with declining revenue streams and growing needs, the Company believes there continues to be an important role for FSA to play in lowering borrowing costs for well-run, well-structured public finance issuers, while providing experienced credit selection, negotiation of terms, remediation and payment of claims when necessary for the protection of municipal investors. Further, highly rated municipal bond insurance brings much needed liquidity to the U.S. municipal market, helping, in particular, small and medium-sized municipalities to issue bonds on favorable terms and at fair cost to taxpayers.

FSA Challenges Moody’s Analysis of Four Key Rating Factors that Influence Rating Opinion

Even discounting future prospects, FSA will be able to meet future policyholder claims with certainty given the unique characteristics of our business model. In contrast to highly rated industrials or other financial institutions, financial guaranty insurers do not rely on future new business generation or future access to capital to support current policyholder claims, but derive revenues largely from the amortization of upfront premiums, installment payments and investment earnings, which are highly predictable. Further, FSA’s focus on public sector credits will minimize future volatility.

Although not commented on by Moody’s in its rating announcement, FSA believes it continues to meet Moody’s Aaa capital standard (1.3 times Aaa stress losses), despite dramatic increases in the level of Aaa stress losses. FSA believes that its strong capital adequacy is a reflection of its performance to date relative to each of these key rating factors and offers the following perspective.

Strategy and Franchise Value- FSA has a strong, balanced public finance franchise in both the U.S. and international markets with “first in category” market recognition.

The decrease in total U.S. municipal insurance penetration to 20% -25% witnessed this year represents a rational allocation of insurance capacity by FSA and Assured Guaranty versus the 50% penetration in recent years shared by seven companies.

Further, U.S. municipal credit spreads widened significantly year-to-date, primarily due  to municipal investors’ increasing focus on underlying issuer credit fundamentals, despite the rating agencies’ proposed intention to transition to a global ratings scale. These credit spreads, not ratings, determine the premium potential available to a financial guarantor.

FSA’s global infrastructure finance business has grown significantly in recent years. Following the current market dislocation, capital markets executions should come back, based on continued government backing for infrastructure investment and bank constraints on maturity and risk-weighted assets. In this market, there has been significant demand for our fundamental value proposition based on the complexity of these transactions, and unwrapped capital markets executions for most issuers have not been an option.

Portfolio Credit Characteristics- As Moody’s noted in its announcement, “FSA’s disciplined underwriting strategy and active participation in the municipal market have resulted in a generally high-quality and diversified insured portfolio beyond the mortgage-related exposures.” Additionally, FSA has established significant reserves for expected future losses, primarily for the HELOCs, Option ARM and Alt-A first lien portfolio, that should substantially mitigate the need for further RMBS loss reserves. Pooled corporate risk, the largest segment of the ABS portfolio, is of extremely high credit quality and runs off rapidly. Consumer receivables and other non-municipal exposures represent a small percentage of the portfolio and show no signs of credit deterioration.  All exposures that have experienced any significant declines in credit or rating migration have been assigned Triple-A stress loss assumptions. FSA has almost no exposure to CDOs of ABS or CDOs of CDOs.

We would also point out that on November 6, Standard & Poor’s (S&P) reported FSA surpasses its Triple-A minimum capital requirement with a margin of safety of 1.3 to 1.4 times their AAA stress assumptions.  Additionally, the S&P analysis considered their updated loss projections for FSA’s RMBS portfolio, without giving credit for the subsequently executed $500 million Dexia capital commitment facility to cover future economic losses within the Financial Products (FP) Investment Portfolio. Further, Dexia announced on November 14 that the Belgian and French governments are to provide a guaranty on the assets of the FP business in excess of amounts already booked.

Profitability- FSA has historically generated attractive returns on equity (averaging 13% to 15% annually) on U.S. and international public finance originations in a wide range of credit spread and competitive environments. During the first nine months of 2008 and the third quarter, despite the challenging environment, FSA achieved a high economic return on deployed equity for new municipal originations of over 20%. More importantly, our long-term profitability will be driven by over $3.7 billion of future earnings on existing business, as well as investment returns on our $5.9 billion investment portfolio.

Financial Flexibility- The industry’s ability to attract capital is exemplified in Assured Guaranty’s ability to finance its proposed acquisition of FSA. Additionally, the run-off of FSA’s ABS/RMBS exposure over the next three-to-five years will generate in excess of $620 million of earned revenue over the remaining life of the policies. In aggregate, we estimate that approximately $1 billion of risk-based capital will be released as the portfolio runs off over the next three to five years. Near-term, attractively priced municipal premiums are accretive to claims paying resources. There is also additional debt or hybrid equity capacity at the holding company, which can be utilized when appropriate. Given the extreme impact of the current market conditions on many other industries, FSA is in a much stronger position than other types of financial institutions.

Mr. Cochran added: “Considering these factors and based on the strength of our capital resources, we disagree with Moody’s rating conclusion.  We believe that we will play a critical role in the public finance markets as they normalize.”

THE COMPANY

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in the global public finance markets. The principal operating subsidiary is Financial Security Assurance Inc. (FSA), a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts. The Company is a member of the Dexia group.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                  expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and future and conditional verbs such as “will,” “should,” “would,” “could” and “may” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                  the risks discussed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under “Item 1A. Risk Factors”;

•                  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•                  potential for reduced market appetite for FSA-insured securities due to credit watch status or ratings downgrade by Fitch, Moody’s and Standard & Poor’s;

•                  the change in creditworthiness of, or the quality of support provided by, the Company’s parent Dexia, on whom the Company relies for credit and liquidity support of the FP business;

•                  market conditions, including the credit quality and market pricing of securities issued;

•                  competitive forces, including the conduct of other financial guaranty insurers and competition from alternative executions;

•                  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                  impairments to assets in the FP Investment Portfolio proving to be “other-than-temporary” rather than temporary, resulting in reductions in net income;

•                  changes in accounting principles or practices that may affect the Company’s reported financial results;

•                  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

•                  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                  downgrade or default of one or more of FSA’s reinsurers;

•                  capacity limitations that may impair investor appetite for FSA-insured obligations;

•                  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                  other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.